EXHIBIT 99.1
PRESS RELEASE
WASTE SERVICES ANNOUNCES ADD-ON NOTE OFFERING
BURLINGTON, Ontario, September 16, 2009—Waste Services, Inc. (Nasdaq: WSII) announced today that it intends to offer an additional $50 million aggregate principal amount of its 9 1/2% senior subordinated notes due 2014, subject to market and other conditions. The terms of the notes offered will be the same as Waste Services’ existing $160 million aggregate principal amount of 9 1/2% senior subordinated notes due 2014. The notes will be offered only to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended, and to non-U.S. persons outside the United States under Regulation S under the Securities Act. Waste Services will use the net proceeds of the offering for general corporate purposes, including repayment of outstanding borrowings under its revolving credit facility and potential acquisitions.
The notes have not been registered under the Securities Act or any applicable state laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This notice does not constitute an offer of any securities for sale. Waste Services intends to offer to exchange these privately placed notes for substantially identical registered notes following the completion of the offering. After the exchange, these notes will be identical to, and will trade as a single series with, the existing 9 1/2% senior subordinated notes due 2014.
Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Waste Service’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. These forward-looking statements are made only as of the date hereof, and Waste Service undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
For information contact:
Edwin D. Johnson
Executive Vice President and
     Chief Financial Officer
Waste Services, Inc.
905-319-1237